Exhibit 10.1(b)(i)

BANK OF THE OZARKS, INC.

2009 RESTRICTED STOCK PLAN

TABLE OF CONTENTS

Page
ARTICLE I ESTABLISHMENT AND PURPOSE

Section 1.1. Establishment	1
Section 1.2. Purpose	1

ARTICLE II
DEFINITIONS

Section 2.1. Definitions	1

ARTICLE III ADMINISTRATION

Section 3.1. General	4
Section 3.2. Committee Meetings	4
Section 3.3. Powers of the Committee	4
Section 3.4. Grants to Committee Members	5
Section 3.5. Committee Decisions and Determinations	5

ARTICLE IV ELIGIBILITY AND PARTICIPATION

Section 4.1. Eligibility	5
Section 4.2. Participation	5

ARTICLE V
SHARES SUBJECT TO PLAN

Section 5.1. Available Shares	6
Section 5.2. Previously Granted Shares	6
Section 5.3. Adjustments	6
Section 5.4. Code Section 409A Limitation	6

ARTICLE VI
GRANTS IN GENERAL

Section 6.1. Agreement	7
Section 6.2. Time of Granting of an Award	7
Section 6.3. Term and Nontransferability of Grants	7
Section 6.4. Termination of Services	7
Section 6.5. Participation	7

ARTICLE VII RESTRICTED STOCK

Section 7.1. General	8
Section 7.2. Delivery	8
Section 7.3. Shareholder Rights	8
Section 7.4. Price	8
Section 7.5. Section 83(b) Election	8

ii

BANK OF THE OZARKS, INC. 2009 RESTRICTED STOCK PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

Section 1.1. Establishment. Bank of the Ozarks, Inc. (the “Company”) hereby establishes the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (the “Plan”) effective April 21, 2009, subject to approval by the shareholders of the Company on that date.

Section 1.2. Purpose. The Plan is intended to provide incentive to key employees and officers of the Company to foster and promote the long-term financial success of the Company and materially increase shareholder value. The Plan is also intended to encourage proprietary interest in the Company, to encourage such individuals to remain in the employ of the Company and to attract new employees with outstanding qualifications. In furtherance thereof, the Plan permits incentives to key employees and officers of the Company.

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. The following terms have the following meanings when used herein, unless the context clearly indicates otherwise.

(a) “Agreement” means a written agreement entered into between the Company and the recipient of a Grant which sets forth the terms and conditions of the Grant.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, unless otherwise provided in a Participant’s Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or a Subsidiary, (iii) the commission of a felony, a crime of moral turpitude or any crime involving the Company or a Subsidiary, (iv) fraud, misappropriation, dishonesty or embezzlement, (v) incompetence or a material breach of the Participant’s employment agreement (if any) with the Company or a Subsidiary, (other than a termination of employment by the Participant), or (vi) any unlawful act detrimental to the Company or a Subsidiary, all as determined in the sole discretion of the Committee.

(d) “Change in Control” means the earlier to occur of any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or plans of the Company or its subsidiaries or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity) or any group acting in concert, shall acquire or control twenty-five percent (25%) or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the effective date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a change in control.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

(f) “Committee” means the Personnel and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

(g) “Common Stock” means the Company’s Common Stock, par value $0.01, either currently existing or authorized hereafter and any other stock or security resulting from adjustment thereof as described herein, or the Common Stock of any successor to the Company which is designated for the purpose of the Plan.

(h) “Company” means Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(i) “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(j) “Effective Date” means April 21, 2009; provided, however, no Common Stock may be issued unless the Plan is approved by a vote of the holders of a majority of the outstanding shares of Common Stock at a meeting of the shareholders of the Company held on or within 12 months after the Effective Date.

(k) “Eligible Persons” means Employees and officers of the Company or a Subsidiary. The Committee will determine the eligibility of Employees and officers based on, among other factors, the position and responsibilities of such individuals and the nature and value to the Company or a Subsidiary of such individual’s accomplishments and potential contribution to the success of the Company or a Subsidiary.

(l) “Employee” means an individual, including an officer of the Company, who is employed as a common-law employee of the Company or a Subsidiary. An “Employee” shall not include any person classified by the Company or a Subsidiary as an independent contractor even if the individual is subsequently reclassified as a common-law employee by a court, administrative agency or other adjudicatory body.

(m) “Fair Market Value” for any given date means the reasonable value of the Common Stock as determined by the Board, in its sole discretion. If the Common Stock is listed on a securities exchange or traded over a national market system, Fair Market Value means the average of the highest reported asked price and the lowest reported bid price reported on that exchange or market on the relevant date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported.

(n) “Grant” means an award of Restricted Stock or a Restricted Stock Unit, to an Eligible Person.

(o) “Participant” means any Eligible Person to whom a Grant is made, or the Successors of the Participant, as the context so requires.

(p) “Plan” means the Company’s 2009 Restricted Stock Plan, as set forth herein, and as the same may from time to time be amended.

(q) “Restricted Stock” means Common Stock granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article VII.

(r) “Restricted Stock Unit” means a right granted to a Participant under Article VIII.

(s) “Restriction Period” means the period of time during which restrictions established by the Committee shall apply to a Grant.

(t) “Subsidiary” means a subsidiary corporation, whether now or hereafter existing, as defined in Code Section 424(f).

(u) “Termination of Service” means the time when the employee-employer relationship or directorship or other service relationship (sufficient to constitute service as an Eligible Person) between the Participant and the Company or a Subsidiary is terminated for any reason, with or without Cause, including, but not limited to, any termination by resignation, discharge, Disability, death or retirement; provided, however, Termination of Service shall not include: (i) a termination where there is a simultaneous reemployment of the Participant by the Company or a Subsidiary or other continuation of service (sufficient to constitute service as an Eligible Person), or (ii) an employee who is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee). The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including but not limited to the question of whether any Termination of Service was for Cause and all questions of whether particular leaves of absence constitute Terminations of Service.

ARTICLE III

ADMINISTRATION

Section 3.1. General. The Plan shall be administered by the Committee, subject to Board approval in instances where the Board by resolution determines to require such approval.

Section 3.2. Committee Meetings. The Committee shall meet from time to time as determined by its chairman or by resolution adopted in writing by a majority of the members of the Committee or by a majority of the members of the Committee present at any meeting at which a quorum is present. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. To the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

Section 3.3. Powers of the Committee. Subject to the terms and conditions of the Plan and consistent with the Company’s intention for the Committee to exercise the greatest permissible flexibility in awarding Grants, the Committee shall have the power:

(a) to determine from time to time the Eligible Persons who are to be awarded Grants and the nature and amount of Grants, and to generally determine the terms, provisions and conditions (which need not be identical) of Grants awarded under the Plan, not inconsistent with the terms of the Plan;

(b) to construe and interpret the Plan and Grants thereunder and to establish, amend and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Agreement or in any related agreements in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c) to amend any outstanding Grant and to accelerate or extend the vesting or exercisability of any Grant, all subject to Section 9.3, and to waive conditions or restrictions on any Grants, all to the extent it shall deem appropriate; provided that any acceleration of the vesting or exercisability of any Grant, other than in connection with a Change in Control, Disability or death of a Participant, shall occur only upon the approval of such acceleration of vesting or exercisability by the holders of the Common Stock of the Company;

(d) to cancel, with the consent of a Participant or as otherwise permitted by the Plan, outstanding Grants;

(e) to determine whether, and to what extent and under what circumstances, Grants may be settled in cash, Common Stock, other property or a combination of the foregoing;

(f) to appoint agents as the Committee deems necessary or desirable to administer the Plan;

(g) to provide for the forms of Agreements to be utilized in connection with the Plan, which need not be identical for each Participant;

(h) to authorize, by written resolution, one or more officers of the Company to make Grants to nonofficer Employees and to determine the terms and conditions of such Grants, provided, however, (i) the Committee shall not delegate such responsibility to any officer for Grants made to an Employee who is considered an insider, (ii) the Committee’s resolution providing for such authorization sets forth the total number of Grants such officer may award and any other conditions on the officer’s authority to make Grants, and (iii) the officer shall report to the Committee, as the Committee may request, information regarding the nature and scope of the Grants made pursuant to the delegated authority; and

(i) generally to exercise such powers and to perform such acts as are deemed necessary or expedient to carry out the terms of the Plan and to promote the best interests of the Company with respect to the Plan.

Section 3.4. Grants to Committee Members. Notwithstanding Section 3.3, any Grant awarded under the Plan to an Eligible Person who is a member of the Committee shall be made by a majority of the directors of the Company who are not on the Committee.

Section 3.5. Committee Decisions and Determinations. Any determination made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be made in its sole discretion in the best interest of the Company, not as a fiduciary. All decisions made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be final and binding on all persons, including the Company, a Subsidiary, Participants and Successors of the Participants. Any determination by the Committee or Board shall not be subject to de novo review if challenged in any court or legal forum.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

Section 4.1. Eligibility. Any Eligible Person may receive Grants under the Plan.

Section 4.2. Participation. Whether an Eligible Person receives a Grant under the Plan will be determined by the Committee, in its sole discretion, as provided in Section 3.3. To receive a Grant an Eligible Person must enter into an Agreement evidencing the Grant.

ARTICLE V

SHARES SUBJECT TO PLAN

Section 5.1. Available Shares. Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares purchased by the Company for purposes of the Plan. The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement or as the Committee may otherwise deem appropriate. Subject to adjustment pursuant to Section 5.3, the maximum number of shares of Common Stock that may be issued under the Plan as a result of all Grants is Four Hundred Thousand (400,000) shares.

Section 5.2. Previously Granted Shares. Subject to Sections 5.1 and 5.3, the Committee has full authority to determine the number of shares of Common Stock available for Grants. In its discretion, the Committee may include as available for distribution all of the following:

(a) Common Stock subject to a Grant that has been forfeited;

(b) Common Stock under a Grant that otherwise terminates, fails to vest, expires or lapses in whole or in part without issuance of Common Stock being made to a Participant; and

(c) Common Stock subject to any Grant that settles in cash or a form other than Common Stock.

Section 5.3. Adjustments. In the event that the outstanding shares of Common Stock hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, or in the event that there should be any other stock splits, stock dividends or other relevant changes in capitalization occurring after the effective date of this Plan:

(a) The aggregate number and kind of shares that may be issued under this Plan may be adjusted appropriately; and

(b) Rights under outstanding Grants made to Eligible Persons hereunder, both as to the number of subject shares and the Exercise Price, may be adjusted appropriately.

Notwithstanding anything herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with applicable rules of the Code and Section 9.12.

The foregoing adjustments and the manner of application of the foregoing provisions to Grants shall be determined solely by the Committee on a case-by-case basis, applied to similarly situated groups or in any other manner as it deems in its sole discretion. Any adjustment hereunder may provide for the elimination of fractional share interests.

Section 5.4. Code Section 409A Limitation. Any adjustment made pursuant to Section 5.3 to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any adjustments made pursuant to Section 5.3 to any Grant that is not considered “deferred compensation” shall be made in a manner to ensure that after such adjustment, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

ARTICLE VI

GRANTS IN GENERAL

Section 6.1. Agreement. Each Grant hereunder shall be evidenced by an Agreement as of the date of the Grant and executed by the Company and the Eligible Person. Each Agreement shall set forth the terms and conditions as may be determined by the Committee consistent with the Plan. The Agreement shall state the number of shares of Common Stock to which the Grant pertains and may provide for adjustment in accordance with Section 5.3. As applicable, each Agreement must state the Exercise Price or other consideration to be paid for any Grant.

Section 6.2. Time of Granting of an Award. The award date of a Grant shall, for all purposes, be the date on which the Committee makes the determination awarding such Grant, or such other date as is determined by the Board. Notice of the determination of a Grant shall be given to each Eligible Person to whom a Grant is awarded within a reasonable period of time after the date of such Grant.

Section 6.3. Term and Nontransferability of Grants. No Grant is assignable or transferable, except by will or the laws of descent and distribution of the state wherein the Participant was domiciled at the time of his or her death; provided, however, that the Committee may permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) is in no event a transfer for value, and (iii) is otherwise appropriate and desirable.

Section 6.4. Termination of Services. Unless otherwise provided in the applicable Agreement or as determined by the Committee, Grants shall be governed by the following provisions:

(a) Termination of Service, Except by Death or Disability. In the event of a Participant’s Termination of Service for any reason other than the Participant’s death or Disability, the Participant’s Grant shall be forfeited upon the Participant’s Termination of Service.

(b) Death or Disability of Participant. Grants shall fully vest on a Participant’s Termination of Service by reason of the Participant’s death or Disability, subject to Section 9.12 and the limitations imposed under applicable laws.

Section 6.5. Participation. There is no guarantee that any Eligible Person will receive a Grant under the Plan or, having received a Grant, that the Participant will receive a future Grant on similar terms or at all. There is no obligation for uniformity of treatment of Eligible Persons with respect to who receives a Grant or the terms and conditions of Participants’ Grants.

ARTICLE VII

RESTRICTED STOCK

Section 7.1. General. The Committee has authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Eligible Person, the Restriction Period within which such Grants may be subject to forfeiture in accordance with applicable laws and any other terms and conditions of such Grants.

Section 7.2. Delivery. The Company shall issue the shares of Restricted Stock to each recipient who is awarded a Grant of Restricted Stock either in certificate form or in book entry form, registered in the name of the recipient, with legends or notations, as applicable, referring to the terms, conditions and restrictions applicable to any such Grant and record the transfer on the Company’s official shareholder records; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that as a condition of any Grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Grant.

Section 7.3. Shareholder Rights. Unless the Committee specifies otherwise in the Restricted Stock Agreement, the Participant will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends, subject to Section 6.3. If any dividends are paid in Common Stock, the Common Stock will be subject to the same restrictions as applied to the Grant of Restricted Stock with respect to which they were paid.

Section 7.4. Price. The Committee may require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

Section 7.5. Section 83(b) Election. The Committee or the Board may prohibit a Participant from making an election under Section 83(b) of the Code. If the Committee has not prohibited such election, and if the Participant elects to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, and will provide the required withholding pursuant to Section 9.6, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

ARTICLE VIII

RESTRICTED STOCK UNITS

Section 8.1. General. The Committee has authority to grant Restricted Stock Units under the Plan at any time or from time to time. A Restricted Stock Unit is a bookkeeping entry of a grant of Common Stock that will be settled by delivery of Common Stock, the payment of cash based upon the Fair Market Value of a specified number of shares of Common Stock or a combination thereof. The Committee shall determine the number of Restricted Stock Units to be awarded to any Participant, the Restriction Period within which such Grants may be subject to forfeiture and any other terms and conditions of the Grants.

Section 8.2. Rights. The Committee is entitled to specify in a Restricted Stock Unit Agreement the extent to which and on what terms and conditions the applicable Participant shall be entitled to receive payments corresponding to the dividends payable on the Common Stock, if any.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Effect of a Change in Control. Notwithstanding any other provision of this Plan to the contrary but within the restrictions of Section 9.12, all unvested, unexercisable or restricted Grants shall automatically vest, become exercisable and become unrestricted without further action by the Board or Committee upon a Change in Control, unless provisions are made in connection with the transaction resulting in the Change in Control for the assumption of Grants theretofore awarded, or the substitution for such Grants of new grants, by the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 5.3.

Section 9.2. Rights as a Shareholder. Other than certain voting and dividend rights permitted by the Plan or an Agreement, no person shall have any rights of a shareholder as to Common Stock subject to a Grant until, after proper transfer of the Common Stock subject to a Grant or other required action, such shares have been recorded on the Company’s official shareholder records as having been issued and transferred. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records.

Section 9.3. Modification, Extension and Renewal of Grants.

(a) Ability. Within the limitations of the Plan and applicable laws, the Committee may modify, extend or renew outstanding Grants, accept the cancellation of outstanding Grants (to the extent not previously exercised) to make new Grants in substitution therefor, accelerate vesting, subject to Section 3.3(c), and waive any restrictions, forfeiture provisions or other terms and conditions on Grants. The foregoing notwithstanding, no such action shall apply to a Grant without the consent of the Participant if it would alter or impair any rights or obligations under any Grant previously made.

(b) Code Section 409A Limitation. Any action taken under subsection (a) hereunder to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any action taken under subsection (a) hereunder to any Grant that is not considered “deferred compensation” within the meaning of Code Section 409A shall be made in a manner to ensure that after such action, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

Section 9.4. Term of Plan. Grants may be made pursuant to the Plan until the expiration of ten (10) years from the Effective Date of the Plan, unless the Company sooner terminates the Plan under Section 9.5.

Section 9.5. Amendment or Termination of the Plan. The Board may from time to time, with respect to any Common Stock at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Grants previously made without the written consent of the Participant holding such Grant and unless such amendments are in connection with compliance with applicable laws (including but not limited to Code Section 409A), stock exchange rules or accounting rules; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement or applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

Section 9.6. Tax Withholding. Each recipient of a Grant shall, no later than the date as of which the value of any Grant first becomes includable in the gross income of the recipient for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to such income. A Participant may elect to have such tax withholding satisfied, in whole or in part, by (i) authorizing the Company to withhold a number of shares of vested restricted Common Stock, if any, owned by the Participant equal to the Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due, (ii) transferring to the Company cash or other shares of Common Stock owned by the Participant with a Fair Market Value equal to the amount of the required withholding tax, or (iii) in the case of a Participant who is an Employee of the Company or a Subsidiary at the time such withholding is effected, by withholding from the Participant’s cash compensation. Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide shares of Common Stock to the Participant.

Section 9.7. Notices. All notices under the Plan shall be in writing and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary, and if to a Participant or recipient of a Grant, shall be delivered personally or mailed to the Participant or recipient of a Grant at the address appearing in the records of the Company or a Subsidiary. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section.

Section 9.8. Rights to Employment or Other Service. Nothing in the Plan or in any Grant made under the Plan shall confer on any individual any right to continue in the employ or other service of the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the individual’s employment or other service at any time.

Section 9.9. Exculpation and Indemnification. To the maximum extent permitted by law, the Company or a Subsidiary shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Section 9.10. No Fund Created. Any and all payments hereunder to recipients of Grants hereunder shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided that bookkeeping reserves may be established in connection with the satisfaction of payment obligations hereunder. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future, and to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company.

Section 9.11. Additional Arrangements. Nothing contained herein precludes the Company from adopting other or additional compensation or benefit arrangements.

Section 9.12. TARP Laws. Notwithstanding any other provision of the Plan, the Committee may not make any Grant that is prohibited by or inconsistent with the Emergency Economic Stabilization Act’s Troubled Assets Relief Program, Capital Purchase Program or the American Recovery and Reinvestment Act of 2009 or the rules, regulations or other guidance issued under such laws, as such may be amended from time to time (collectively, the “TARP laws”). Further, notwithstanding any other provision of the Plan, a Grant will not be amended, automatically vested or otherwise adjusted in any manner prohibited by the TARP laws.

Section 9.13. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights and shall not be used in construing the terms of the Plan.

Section 9.14. Governing Law. Except as governed by federal law, the laws of the state of Arkansas shall govern the plan, without reference to principles of conflict of laws.

Section 9.15. Execution. The Company has caused the Plan to be executed in the name and on behalf of the Company by an officer of the Company thereunto duly authorized as of this         day of                 , 2009.

BANK OF THE OZARKS, INC.

By:

George Gleason, Chairman of the Board of
Directors and CEO